UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
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AVNET, INC.
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AVNET, INC.

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, November 5, 2009

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Avnet, Inc. Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034 on Thursday, November 5, 2009, at 11:00 a.m., mountain standard time, for the following purposes:

1.	To elect nine (9) directors named in the attached Proxy Statement to serve until the next annual meeting and until their successors have been elected and qualified.

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending July 3, 2010.

3.	To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 8, 2009 as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Jun Li
Secretary

September 18, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

AVNET, INC.
2211 South 47th Street
Phoenix, AZ 85034

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 5, 2009

Our Proxy Statement and Form 10-K are available at
http://www.ir.avnet.com

The Annual Meeting of Shareholders of AVNET, INC. will be held at the Avnet, Inc. Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034 on Thursday, November 5, 2009, at 11:00 a.m., mountain standard time.

At the meeting you will be asked to elect 9 directors and ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2010 fiscal year. The Company’s Board of Directors is asking for your support of the director nominees and the selection of KPMG LLP.

This year we are again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the costs of our annual meeting, and help to conserve natural resources. It is anticipated that the Notice of Internet Availability of Proxy Materials will be available to shareholders on or about September 18, 2009 containing instructions on how to access our 2009 Proxy Statement and 2009 Annual Report and vote online. The notice will also include instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, annual report on Form 10-K and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://www.ir.avnet.com.

DIRECTIONS TO THE ANNUAL MEETING

From Phoenix Sky Harbor International Airport:
Go East on East Sky Harbor Boulevard
Turn slight left to stay on East Sky Harbor Boulevard
Merge onto AZ-153 South toward East Exit AZ-143/I-10
Merge onto East University Drive via Exit 1 toward I-10/AZ-143
Turn left onto South 47th Street
Turn right to stay on South 47th Street
Avnet Corporate Headquarters is on the left
Parking is available in the front of the building
Proceed to lobby

AVNET, INC.
2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT
Dated September 18, 2009

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 5, 2009

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) to be voted at the Annual Meeting of Shareholders to be held at Avnet’s Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034 on November 5, 2009, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is September 18, 2009. Only holders of record of outstanding shares of Common Stock (as defined below) at the close of business on September 8, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 8, 2009 was 151,244,635, comprising all of Avnet’s capital stock outstanding as of that date.

Proxies for shares of Avnet Common Stock, par value $1.00 per share (the “Common Stock”), may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the shareholder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted “FOR” each of Proposals 1 and 2. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting to the extent permitted under the Business Corporation Law of the State of New York.

Proxy and Revocation of Proxy

Any person who signs and returns the enclosed proxy or properly votes by telephone or Internet may revoke it by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Broker Voting

Brokers holding shares of record for a customer have the discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters (“non-discretionary matters”) with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, then what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-discretionary matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote. Brokers will have discretionary authority to vote on Proposals 1 and 2 in the absence of timely instructions from their customers. In July 2009, the Securities and Exchange Commission approved an amendment to New York Stock Exchange Rule 452 which added the election of directors to the list of “non-routine” matters as to which brokers may not exercise any voting discretion. This rule change is effective for shareholder meetings held on or after January 1, 2010, and will not be effective as to our annual meeting held in 2009.

Required Vote

Proposal 1

To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the Common Stock present or represented at the Annual Meeting and entitled to vote. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for the election of directors and, therefore, will not affect the outcome of the vote on such election. However, Avnet’s Corporate Governance Guidelines (the “Guidelines”) require that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the shareholder election results. The Guidelines specify the procedures that the Board of Directors must follow in such event and the time frame within which the Board must determine and publicly announce the results of its deliberation.

Proposal 2

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010 requires the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

CORPORATE GOVERNANCE

Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders.

Corporate Governance Guidelines

In September 2003, the Board of Directors adopted Corporate Governance Guidelines, which collect in one document many of the corporate governance practices and procedures that had evolved at Avnet over the years. Among other things, the Guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, Board committee matters and director orientation and continuing education. The Guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews the Guidelines on an annual basis, most recently at its regularly scheduled meeting in August 2009. The Guidelines are available on the Company’s website at www.ir.avnet.com/documents.cfm

As a general policy, as set forth in the Corporate Governance Guidelines, the Board recommends certain limits as to the service of directors on other boards of public companies. These limits are as follows: (1) the Company’s Chairman of the Board and Chief Executive Officer may serve on up to two additional boards; (2) Directors who are actively employed on a full-time basis may serve on up to two additional boards; and (3) Directors who are retired from active full-time employment may serve on up to four additional boards.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. The Board adopted the following “Director Independence Standards,” which are consistent with criteria established by the New York Stock Exchange, to assist the Board in making these independence determinations.

No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. A Director is not independent if:

•	The Director is, or was within the preceding three years, an employee of the Company.

•	An immediate family member of the Director is, or was within the preceding three years, an executive officer of the Company.

•	(a) The Director, or an immediate family member of the Director, is a current partner of the Company’s internal or external auditor; (b) the Director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the Director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time.

•	A Director, or an immediate family member of the Director, has received, during any 12-month period within the preceding three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service).

•	The Director, or an immediate family member of the Director, is, or was within the preceding three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on the compensation committee of that company’s board of directors.

•	The Director is a current executive officer or employee, or an immediate family member of the Director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the preceding three fiscal years, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

•	The Director, or an immediate family member of the Director, is a current executive officer of another company that was indebted to the Company, or to which the Company was indebted within the preceding three years, where the total amount of either company’s indebtedness to the other was more than five percent (5%) of the total consolidated assets of the company he or she served as an executive officer.

•	The Director, or an immediate family member of the Director, is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues.

The Board has reviewed all known material transactions and relationships between each Director, or any member of his or her immediate family, and the Company, its senior management and its independent registered public accounting firm. Based on this review and in accordance with its independence standards set forth above, the Board has affirmatively determined that all of the non-employee directors — Eleanor Baum, J. Veronica Biggins, Lawrence W. Clarkson, Ehud Houminer, Frank R. Noonan, Ray M. Robinson, William P. Sullivan and Gary L. Tooker — are independent (“Independent Directors”).

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character, judgment and issues of diversity in factors such as age, gender, race and culture. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to see that other existing and future commitments do not materially interfere with the member’s service as a Director.

The Corporate Governance Committee also reviews whether a potential candidate will meet the Board’s Independence Standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended by the Corporate Governance Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other events occurring between the shareholders’ annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating director candidates. When a search firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Recommendations for director candidates are also received from Board members and management and may be solicited from professional associations as well.

The Corporate Governance Committee will consider recommendations of director candidates received from shareholders on the same basis as recommendations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written recommendation to the Corporate Governance Committee by sending it to: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership,

•	A statement in support of the director candidate’s recommendation,

•	The director candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves,

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate,

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed,

•	The candidate’s consent for a background check, and

•	The candidate’s consent to serve as a director, if nominated and elected.

To be considered by the Committee for the slate recommended in the proxy statement for the 2010 annual meeting, shareholders should submit any director recommendation and all required information to the Secretary no later than May 22, 2010.

Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth elsewhere in this Proxy Statement under the heading “2010 Annual Meeting.”

Director Communications

Shareholders and other interested parties may contact any or all of the Company’s Directors by writing to the Board of Directors or to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. They may also submit an email to the Lead Director, the chair of the Audit Committee or the non-employee Directors as a group, by filling out the email form on the Company’s website at www.ir.avnet.com/governance.cfm under the caption “Committee Composition.”

Communications received are distributed to the Board, or to any individual Director or group of Directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee Director upon request.

Code of Conduct

The Company has adopted a Code of Conduct that applies to Directors, officers and employees, including the Chief Executive Officer and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.ir.avnet.com/documents.cfm. Any future amendments to, or waivers for executive officers and Directors from, certain provisions of the Code of Conduct, will be posted on the Company’s website.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices, including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, Human Resources representative or the Code of Conduct Advisor(s) assigned to their facility to report and discuss matters of concern.

All persons, including employees, may contact:

•	The Legal Department, at (480) 643-7106, or at 2211 South 47th Street, Phoenix, Arizona 85034.

•	The Ethics Advice Line at 1-800-861-2899 (within the United States) or via email at ethics.adviceline@avnet.com. Calls and emails to the Ethics Advice Line will be treated confidentially within the limits of the law, and may be made on an anonymous basis.

Lead Director

The Board of Directors has established a rotation system for Lead Director service. Each Independent Director serves as the Lead Director from time to time as service rotates among the Independent Directors on an annual basis. Mr. Ray Robinson currently serves as the Lead Director. Mr. Gary L. Tooker will be the Lead Director serving a one year term beginning upon the adjournment of the Board of Directors meeting immediately following the Annual Meeting of the shareholders on November 5, 2009.

The Lead Director has the following responsibilities:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Setting meeting agendas for the executive sessions of the Independent Directors;

•	Reviewing information to be sent to the Board and the proposed agenda for Board meetings;

•	Reviewing Board meeting schedules to ensure sufficient time for discussion of all agenda items;

•	Helping ensure adequate distribution of information to members of the Board in a timely manner;

•	Having the authority to call meetings of the Independent Directors; and

•	Performing such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Executive Sessions

To promote free and open discussion and communication, Independent Directors meet in executive session without management present at regularly scheduled Board meetings. Non-employee Directors may meet at other times at the discretion of the Lead Director or upon the request of any Independent Director.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines providing that each Director should own, within four years of joining the Board, 10,000 shares of Avnet Common Stock. Shares that are awarded to Directors as part of director compensation, as well as Phantom Share Units acquired by Directors under the Avnet Deferred Compensation Plan for Outside Directors, count towards the ownership requirements under the guidelines, but options, even if vested, do not. All Directors are in compliance with this requirement.

Avnet Website

In addition to the information about Avnet and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.avnet.com, including information about the Company’s management team, products and services and its corporate governance practices.

The corporate governance information on Avnet’s website includes the Company’s Corporate Governance Guidelines, the Code of Conduct, the charters for each of the standing committees of the Board of Directors, how a shareholder can nominate a director candidate for election and how shareholders and other interested parties can communicate with the Lead Director, the chair of the Audit Committee and the non-employee Directors as a group. In addition, amendments to the Code of Conduct and waivers granted to the Company’s Directors and executive officers under the Code of Conduct, if any, will be posted in this area of the website. These documents can be accessed at www.ir.avnet.com/documents.cfm. Printed versions of the Corporate Governance Guidelines, the Code of Conduct and the charters for the Board committees can be obtained, free of charge, by writing to the Company at: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034.

In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as Section 16 filings made by any of the Company’s executive officers or Directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investor Relations — SEC Filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the Securities and Exchange Commission (SEC).

This information about Avnet’s website and its content, together with other references to the website made in this Proxy Statement, is for information only. The content of the Company’s website is not and should not be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Avnet’s Board of Directors held six meetings during fiscal 2009 — four regular quarterly meetings, a meeting held in connection with management’s presentation of its annual strategic plan and one special meeting. The non-employee Directors met separately in executive session four times during fiscal 2009.

During fiscal 2009, each Director standing for re-election attended at least 75% of the combined number of meetings of the Board held during the period for which the Director served and of the committees on which such Director served. All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting of shareholders. All of the Directors standing for election attended Avnet’s 2008 annual meeting of shareholders.

The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Corporate Governance Committee and Finance Committee. Each committee is comprised solely of non-employee Directors, reports regularly to the full Board and annually evaluates its performance. The members of the committees are identified in the following table.

Corporate
Director	Audit	Compensation	Governance	Finance

Eleanor Baum	✓		Chair
J. Veronica Biggins		✓	✓
Lawrence W. Clarkson			✓	Chair
Ehud Houminer	✓	Chair
Frank R. Noonan	Chair			✓
Ray M. Robinson			✓	✓
William P. Sullivan		✓	✓
Gary L. Tooker	✓	✓

Audit Committee

The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate audit and independent registered public accounting firm, and compliance with legal and regulatory requirements, as well as the Company’s internal ethics and compliance program and enterprise risk management activities. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. All of the members of the Audit Committee are independent under the independence requirements of the New York Stock Exchange (“NYSE”) listing standards, the categorical independence standards adopted by the Board, and also meet the additional requirements for audit committee independence established by the SEC. The Board of Directors has determined that three members of the Board (Messrs. Clarkson, Houminer and Noonan) qualify as “audit committee financial experts,” as defined in rules adopted by the SEC. Please see the Audit Committee Report set forth elsewhere in this Proxy Statement for more information about the Committee and its operations. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2009, the Audit Committee held thirteen meetings.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving compensation of all of the Company’s executive officers other than the CEO and for evaluating the performance of the CEO and, on the basis of such evaluation, for recommending to the Independent Directors the CEO compensation for consideration and approval. In addition, the Compensation Committee administers all of Avnet’s equity compensation plans and oversees Avnet’s diversity and community relations programs. All of members of the Committee meet the independence requirements of the NYSE listing standards and the independence standards adopted by the Board of Directors. The Committee operates under a written charter that outlines the purpose, member qualifications, authority and responsibilities of the Committee. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. A copy of the Committee charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2009, the Compensation Committee held five meetings.

Corporate Governance Committee

The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent under Avnet’s Director Independence Standards and the NYSE listing standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2009, the Corporate Governance Committee held four meetings.

Finance Committee

The Finance Committee is responsible for evaluating the Company’s short and long-term financing needs and capital structure and for making recommendations about future financing. The Committee also has the oversight responsibility for the Avnet Pension Plan and Trust and the Avnet 401(k) Plan and Trust. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The Committee’s charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2009, the Finance Committee held four meetings.

Executive Committee

The Board of Directors has an Executive Committee which is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is comprised of the Chairman and four other Directors. All of the Independent Directors rotate service on the Executive Committee. The Executive Committee did not meet in fiscal 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine Directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as Directors of Avnet of the nine persons listed below. Each nominee has consented to being named herein and to serving if elected. All of the nominees were elected Directors at the Annual Meeting of Shareholders held on November 6, 2008.

Directors will be elected by a plurality of the votes properly cast at the Annual Meeting. Only votes cast “for” the election of Directors will be counted in determining whether a nominee for Director has been elected. Thus, shareholders who do not vote, or who withhold their vote, will not affect the outcome of the election. Under the Corporate Governance Guidelines, however, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the election results. The Board must then determine whether to accept the director’s resignation in accordance with the procedures set forth in the Corporate Governance Guidelines and publicly announce the results of its deliberation.

In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under Avnet’s By-laws, any such vacancy may be filled by a majority vote of the Directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board to eliminate the vacancy.

The information set forth below as to each nominee has been furnished by such nominee as of September 8, 2009:

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Eleanor Baum	69	1994	Dean of the School of Engineering of The Cooper Union for the Advancement of Science & Art, New York, NY since 1987. Dr. Baum is also a director of Allegheny Energy, Inc., a utility holding company, and former director of United States Trust Company (1991-2007); the former Chair of the New York Academy of Sciences (1998-1999); former Chair of the Engineering Workforce Commission (1999-2002); Dr. Baum is a Trustee of Embry Riddle University and serves on various advisory boards to universities, government agencies and industry groups.
J. Veronica Biggins	62	1997	Director of Hodge Partners as of September 2007. Formerly, Senior Partner at Heidrick & Struggles International, Inc., an executive search firm, since 1995. Prior to that, Ms. Biggins was Assistant to the President of the United States. Ms. Biggins is also a director of AirTran Holdings, Inc., parent company to Airtran Airways and ZEP, Inc., a leading provider of specialty chemical products, and serves on the Board of Advisors of Kaiser Permanente of Georgia, a non-profit HMO.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Lawrence W. Clarkson	71	1998	Retired Senior Vice President of The Boeing Company (April 1994 — February 1999) and President of Boeing Enterprises (January 1997 — February 1999), a manufacturer of aerospace, aviation and defense products. Mr. Clarkson is also a director of Hitco Carbon Composites and Intelligenxia, Inc., dba IxReveal, developer of IxReveal software, Vice Chairman of The National Bureau of Asian Research, director of the U.S. Pacific Basin Council, the National Center for Asia Pacific Economic Cooperation and Chairman of Digital-Vending Services International, an intellectual property licensing company.
Ehud Houminer	69	1993	Executive in residence at Columbia Business School, Columbia University, New York since 1991. Mr. Houminer is also a director of various Dreyfus mutual funds. Member of the Board of Overseers of the Columbia Business School and chairman of the advisory board of the honors MBA program at the School of Management at Ben Gurion University.
Frank R. Noonan	67	2004	Retired Chairman and Chief Executive Officer of R. H. Donnelley Co. (1991 — 2002), publisher of yellow pages directories. Mr. Noonan is also a director of NewStar Financial, Inc., a Boston-based commercial finance company, and RiskMetrics Group, Inc., a provider of risk management and corporate governance products and services.
Ray M. Robinson	61	2000	Non-executive Chairman of the Board of Citizens Trust Bank, the largest African-American owned bank in the southeast United States, trading as Citizens Bancshares. Vice Chairman of East Lake Community Foundation. Previously President of AT&T Southern Region Business Services Division from 1995 — 2003. Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc., a provider of lighting products and specialty chemicals and AMR Corp., the parent company of American Airlines.
William P. Sullivan	59	2008	President and Chief Executive Officer of Agilent Technologies Inc. since March 2005. Prior thereto, Executive Vice President and Chief Operating Officer of Agilent from March 2002 until March 2005, and Senior Vice President and General Manager of its Semiconductor Products Group from August 1999 until March 2002. Mr. Sullivan is also a director of URS Corporation, a leading provider of engineering, construction and technical services and serves as Vice Chairman of the Children’s Discovery Museum of San Jose.
Gary L. Tooker	70	2000	Independent consultant (2000 — current); Retired Chairman of the board of directors of Motorola, Inc. (1997-1999); former Vice Chairman and Chief Executive Officer of Motorola, Inc. (1994-1996); former director of Motorola (until May 2001). Mr. Tooker is also a director of Eaton Corporation, a diversified industrial manufacturer.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Roy Vallee	57	1991	Chairman of the Board and Chief Executive Officer of Avnet since June 1998; prior thereto, Vice Chairman of the Board (November 1992 to June 1998) and President and Chief Operating Officer of Avnet (March 1992 to June 1998). Mr. Vallee is also a director of Synopsys, Inc., a developer of software for semiconductor design, and Teradyne, Inc., a supplier of automated test equipment for the electronics and telecommunications industries.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independence, qualification and performance of the Company’s corporate auditor and its independent registered public accounting firm, and compliance with legal and regulatory requirements. The Audit Committee operates under a written charter, which sets forth its purpose, member qualifications, authority and responsibilities. The Audit Committee reviews its charter on a regular basis and most recently reviewed and approved it at the Committee’s regularly scheduled meeting on May 7, 2009. The charter is available on the Company’s website at www.ir.avnet.com/governance.cfm.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels and reporting and follow-up procedures. The Audit Committee also oversees the Company’s efforts and plans in enterprise risk management. In addition, the Audit Committee oversees the Company’s internal ethics and compliance program and receives quarterly reports from the Chief Ethics and Compliance Officer. The Audit Committee also meets quarterly with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), and with the Company’s Director of Corporate Audit and the Chief Financial Officer in separate, executive sessions. Management has responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the system of internal controls.

The Audit Committee meets with KPMG and management to review the Company’s interim financial results before publication of the Company’s quarterly earnings press releases and the filing of the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. The Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Committee on the status and fees for all such projects.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2009 with management and KPMG. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting estimates, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications.” KPMG provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with KPMG its independence. The Audit Committee has concluded that KPMG is independent from the Company and its management. KPMG also discussed with the Committee its internal quality control procedures and the results of its most recent peer review. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 27, 2009 for filing with the Securities and Exchange Commission.

Frank R. Noonan, Chair
Ehud Houminer
Eleanor Baum
Gary Tooker

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides information relating to fees charged for services performed by KPMG LLP, the Company’s independent registered public accounting firm, in both fiscal 2009 and fiscal 2008.

	Fiscal 2009	Fiscal 2008

Audit Fees	$6,556,000	$6,828,000
Audit-Related Fees	220,000	201,000
Tax Fees	1,072,000	871,000
All Other Fees	—	—

TOTAL	$7,848,000	$7,900,000

Audit Fees.  In both years, Audit Fees consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, statutory audits required for the Company’s subsidiaries, and fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees in fiscal 2008 also included assistance with registration statements filed by the Company, including comfort letters and consents.

Audit-Related Fees.  In both years, Audit-Related Fees included certain compliance-related, agreed-upon procedures and assistance with certain acquisition due diligence efforts.

Tax Fees.  In both years, Tax Fees consisted primarily of assistance with respect to global tax compliance (federal, international, state and local), tax audits, tax-related transfer pricing studies, tax advice associated with organizational structure, tax-related due diligence in connection with certain acquisitions and expatriate tax services.

All services to be provided by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires the Audit Committee’s pre-approval of all services to be performed by the Company’s independent registered public accounting firm. In each case, pre-approval is required either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve individual projects up to $250,000 with the total for such projects is not to exceed $500,000, and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Audit Committee on the status and fees for all projects requiring services by KPMG, LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS

The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at September 10, 2009 or, in respect of any 5% Holder, the date of such holder’s most recent Schedule 13D filed with the SEC, by (a) persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of Avnet’s outstanding Common Stock (“5% Holders”), (b) each Director and director nominee of Avnet, (c) each of the executive officers named in the Summary Compensation Table in this Proxy Statement (“named executive officers” or “NEOs”), and (d) all Directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

		Stock	Total
		Options	Common
		Exercisable	Stock		Percent		Total
	Common	Within	Beneficially		of	Phantom	Equity
Name	Stock(a)	60 Days	Owned		Class	Shares(b)	Interest

5% Holders
FMR Corp. et al	23,308,619		23,308,619	(1)	15.47%
82 Devonshire Street Boston, MA 02109
Directors and Named Executive Officers
Eleanor Baum	25,153	3,325	28,478		*	1,476	29,954
J. Veronica Biggins	13,464	3,325	16,789		*	16,771	33,560
David R. Birk	68,942	65,191	134,133	(2)	*	—	134,133
Lawrence W. Clarkson	2,633	3,325	5,958		*	18,064	24,022
Harley Feldberg	77,162	145,409	222,571	(3)	*	—	222,571
Richard Hamada	96,946	68,393	165,339	(4)	*	—	165,339
Ehud Houminer	27,604	3,325	30,929		*	—	30,929
Frank R. Noonan	1,000	6,600	7,600	(5)	*	24,808	32,408
Ray M. Robinson	4,219	3,325	7,544		*	15,576	23,120
Raymond Sadowski	130,295	198,115	328,410	(6)	*	—	328,410
William P. Sullivan	8,896	—	8,896		*	—	8,896
Gary L. Tooker	21,035	19,250	40,285	(7)	*	23,709	63,994
Roy Vallee	479,578	1,585,494	2,065,072	(8)	1.4%	—	2,065,072
All directors and executive officers as a group (18 persons)			3,425,528		2.2%

*	Less than 1%.

(a)	This column includes incentive shares allocated but not yet delivered to each executive officer.

(b)	This column indicates the number of phantom shares owned by non-employee Directors. Phantom shares owned under the Avnet, Inc. Deferred Compensation Plan for Outside Directors are to be settled 1 - for - 1 in Avnet’s Common Stock after cessation of service on the Board or upon change in control of the Company. Under this plan, Directors can defer fees otherwise payable in cash for service as a member of the Board or any of its committees into a cash or phantom share account and can elect to receive phantom shares in lieu of the portion of compensation paid in Common Stock.

(1)	The number of shares beneficially owned is based on information provided in a Schedule 13G (Amendment No. 10) filed with the Securities and Exchange Commission on February 17, 2009, by FMR LLC on behalf of a group of FMR’s entities or affiliates, which reflects sole voting power with respect to 1,887,089 shares and sole dispositive power with respect to 23,308,619 shares beneficially owned by FMR LLC, a parent holding company.

(2)	Includes 23,518 Incentive Shares allocated but not yet delivered.

(3)	Includes 33,826 Incentive Shares allocated but not yet delivered. Also includes 43,336 shares of Common Stock held by a family trust for which Mr. Feldberg is a trustee.

(4)	Includes 50,278 Incentive Shares allocated but not yet delivered. Also includes 46,668 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(5)	Includes 1,000 shares of Common Stock held by a trust for which Mr. Noonan is a trustee.

(6)	Includes 28,478 Incentive Shares allocated but not yet delivered.

(7)	Includes 21,035 shares of Common Stock held by a family trust for which Mr. Tooker is a trustee.

(8)	Includes 141,015 Incentive Shares allocated but not yet delivered. Also includes 330,542 shares of Common Stock held by a family trust for which Mr. Vallee is a trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Avnet’s Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2009 all such filing requirements were complied with in a timely manner by all Directors and executive officers except for Steven C. Church who inadvertently filed one late Form 4 in June 2009.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are:

Name	Age	Office

Roy Vallee	57	Chairman of the Board and Chief Executive Officer
David R. Birk	62	Senior Vice President, General Counsel and Assistant Secretary
Steven C. Church	60	Senior Vice President and Chief Operational Excellence Officer
Harley Feldberg	56	Senior Vice President and President of Avnet Electronic Marketing
Philip R. Gallagher	48	Senior Vice President and President of Avnet Technology Solutions
Richard P. Hamada	51	Senior Vice President and Chief Operating Officer
MaryAnn Miller	52	Chief Human Resources Officer
Steven R. Phillips	46	Vice President and Chief Information Officer
Raymond Sadowski	55	Senior Vice President, Chief Financial Officer and Assistant Secretary
James N. Smith	63	Vice President and President of Avnet Logistics Services

Mr. Vallee joined the Company in February 1977 and has been Chairman of the Board and Chief Executive Officer since June 1998. Prior thereto, he served as Vice Chairman of the Board from November 1992 until June 1998 and also President and Chief Operating Officer from March 1992 until his election as CEO in June 1998.

Mr. Birk has been Senior Vice President of Avnet since November 1992. Mr. Birk was elected Vice President and General Counsel in September 1989 and previously held the position of Secretary from July 1997 to November 2003 and from January 2005 to November 2007.

Mr. Church has been Senior Vice President of Avnet since November 1995 and currently serves as Chief Operational Excellence Officer. Mr. Church has held various senior management positions with the Company and most recently served as Chief Human Resources and Organizational Development Officer.

Mr. Feldberg became an executive officer in July 2004 when he was promoted to President of Avnet Electronics Marketing. Mr. Feldberg previously served as President of Avnet Electronics Marketing Americas from June 2002 until June 2004 and has served as a corporate Vice President since November 1996. Mr. Feldberg served as President of Avnet Electronics Marketing Asia from December 2000 to June 2002.

Mr. Gallagher was appointed President of Avnet Technology Solutions in March 2009, and has been Senior Vice President of Avnet since November 2007. Mr. Gallagher served as President of Avnet Electronics Marketing Americas from July 2004 until March 2009.

Mr. Hamada was appointed as Chief Operating Officer in July 2006 and has been Senior Vice President of Avnet since November 2002. Mr. Hamada served as President of Avnet Technology Solutions from July 2003 until March 2007, and President of the Computer Marketing operating group from January 2002 until July 2003 and was appointed Vice President of Avnet in November 1999.

Ms. Miller was appointed Chief Human Resources Officer in May 2009 and has held various human resources positions since joining the Company in 2006. Prior to joining Avnet, Ms. Miller served as Vice President, Human Resources at Goodrich Corporation from July 2001 to July 2006.

Mr. Phillips is Vice President and Chief Information Officer of Avnet. He joined Avnet with the July 2005 acquisition of Memec where he had served as Senior Vice President and Chief Information Officer since May 2004. Prior to joining Memec, Mr. Phillips was Senior Vice President and Chief Information Officer for

Gateway Inc. He joined Gateway in June 1999 and served as Vice President of Information Technology in London and San Diego before his appointment in August 2003 as Chief Information Officer.

Mr. Sadowski has been Senior Vice President of Avnet since November 1992 and Chief Financial Officer since February 1993. Prior thereto, Mr. Sadowski has held various management positions in Avnet’s finance organization including the position of Controller.

Mr. Smith joined Avnet in 2000 and was promoted to President of Avnet Logistics in June 2006 and was elected a corporate vice president in November 2007. He previously served as Senior Vice President of Warehousing & Distribution Worldwide for Avnet Logistics from October 2004 to June 2006 and served as Senior Vice President and Director of operations for Avnet Electronics Marketing Americas from October 2000 to September 2004.

Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2009 Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K. This Report is provided by the following independent directors, who comprise the Committee:

Ehud Houminer, Chair
J. Veronica Biggins
William P. Sullivan
Gary Tooker

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains how the Compensation Committee of Avnet’s Board of Directors made its compensation decisions for the fiscal year ended June 27, 2009 (“fiscal 2009”) for the Named Executive Officers (the “NEOs”). The compensation paid to the NEOs for fiscal 2009 is set forth in the Summary Compensation Table, which is included elsewhere in this Proxy Statement. These officers and their titles for fiscal 2009 are:

•	Roy Vallee, Chairman of the Board and Chief Executive Officer, Avnet, Inc.;

•	Raymond Sadowski, Senior Vice President and Chief Financial Officer, Avnet, Inc.;

•	Richard Hamada, Senior Vice President and Chief Operating Officer, Avnet, Inc.;

•	Harley Feldberg, Senior Vice President, Avnet, Inc., and President, Avnet Electronics Marketing; and

•	David R. Birk, Senior Vice President and General Counsel, Avnet, Inc.

Compensation Philosophy and Objectives

Avnet’s compensation philosophy for total target remuneration, including all elements of compensation, benefits and perquisites for the executive officers including the NEOs, is that such remuneration should be approximately at the median of the marketplace for target performance. The Company pays particular attention to the compensation trends and information regarding the companies that the Company believes are its most direct competitors for management talent. For fiscal 2009, the Committee has, with its independent compensation consultant’s assistance, identified thirteen companies (“comparator group”) to use when reviewing and evaluating the compensation the Company pays to its executive officers, including the NEOs. See the section on “Role of Compensation Consultants and Benchmarking” for more information on the use of benchmarking data and the list of the comparator group.

The compensation program at Avnet seeks to:

•	Provide fair and competitive compensation to attract, motivate and retain the talent that is critical to the long-term success of the Company;

•	Encourage a performance-oriented culture to achieve above-market results related to the key financial goals of the Company without the assumption of excessive risk; and

•	Balance the focus on short- and long-term goals.

In recognition of these goals, the Company strives to position pay for its executives such that:

•	Base salaries are near the median of the marketplace;

•	Annual incentive opportunity provides for total cash compensation (base salary plus cash incentive) that is near the market median for expected business performance, above the market median for superior performance, and below the market medium for performance that does not reach target levels;

•	Long-term incentive opportunities provide executives with the opportunity to earn total long term awards at about the median of the marketplace for expected performance, greater rewards based on superior performance, and below the medium for performance that does not reach target levels;

•	Benefits are conservative, but competitive with the marketplace; and

•	Perquisites are nominal and represent a minor component of total remuneration.

As executives gain responsibility and seniority in Avnet and exercise a more direct influence over the Company’s financial and operational performance, base salary will typically decrease as a percentage of total compensation, and annual cash incentive and long-term equity-based incentive compensation will increase as a percentage of total compensation. Additionally, the Company believes that executive ownership of Avnet shares further builds a strong alignment with Avnet’s shareholders. As such, share ownership requirements and compensation programs that provide a meaningful portion of compensation in the form of equity-based awards support the goal of having executives think and behave like owners.

Overview of Avnet’s Executive Compensation Practices

Role of the Compensation Committee.  The Compensation Committee has had the primary responsibility for the approval and implementation of the compensation programs for the executive officers and to recommend the compensation of the CEO to the independent directors of the Board. During the first quarter of each new fiscal year, the Committee leads the Board in conducting an annual assessment of the performance of the CEO in light of the performance goals and objectives that had been established for the Company and for the CEO in particular for the preceding fiscal year. The Committee also solicits input from each Director using a written form of CEO evaluation adopted by the Board, analyzes the input and reports back to the full Board. The evaluation typically covers topics including, among others, “Leadership,” “Values,” “Strategic Planning and Management,” “Financial Results,” and “Succession Planning and Management Development”. Along with the CEO evaluation form, each Director also receives a written self-evaluation from the CEO. The results of the evaluations are discussed with the CEO and are then considered by the Committee in setting new goals and the compensation plan for the CEO for the new fiscal year. The Committee decided in early 2008 to engage Steven Hall & Partners as the Committee’s independent consultant to assist in setting executive compensation plans. The Committee has sole authority in the hiring and firing of, and the approval of fees for, its independent consultant. In assessing the compensation plans for the CEO and the other executive officers, the Committee considers total compensation opportunities, both short- and long-term, while at the same time focusing attention on the competitiveness of each component of compensation. Actual cash incentive payouts, actual value received from long-term incentive awards and actual overall compensation levels with respect to any given year for any particular officer may vary from the targeted levels based on Avnet’s enterprise and business unit performance, and relative performance to its industry.

As it relates to the design of the annual and long-term incentive plans, the Committee has determined that the goal-setting process, including the metrics utilized and specific targets established, were generally appropriate for Avnet in its current circumstances and that the metrics are directed at items that are necessary to drive long term growth. Based upon the extraordinary economic environment, the Committee has determined that certain changes are required to the Performance Share Plan portion of the long-term equity incentive plans as described below so that the plan can more effectively achieve its objectives. The Committee believes that it is not likely that the design of either the annual or long-term incentive plan, or the specific performance targets used, would cause our management to take excessive risks in operating the Company’s business.

Role of Compensation Consultants and Benchmarking.  As the independent advisor to the Compensation Committee on matters related to executive compensation, Steven Hall & Partners during 2009 conducted a comprehensive review of the executive compensation program at the Company. This review included the development of a thirteen-company comparator group based on industry focus, and a wide range of financial metrics similar to those in Avnet’s industry thereby representing a peer group with which we compete for talent broadly.

The comparator group is comprised of:

Applied Materials, Inc.	Sanmina-SCI Corp.
Arrow Electronics, Inc.	SYNNEX Corp.
Celestica, Inc.	Tech Data Corp.
Emerson Electric, Co.	Texas Instruments, Inc.
Flextronics International, Ltd.	Thermo Fisher Scientific, Inc.
Ingram Micro, Inc.	Tyco Electronics, Ltd.
Jabil Circuit, Inc.

The comparator group was used to benchmark compensation levels as well as compensation practices with regard to incentive plans.

To benchmark Avnet compensation levels, data derived from the SEC filings of the comparator group for the CEO, COO, CFO, Division Presidents and General Counsel were supplemented with a variety of relevant, published surveys which provided data on compensation in the technology sector and general industry. For other positions, only survey data was utilized. All of the data sources were weighted based on relevance, reliability and an assessment of the appropriateness of the match of responsibilities. Following the completion of the benchmarking review by the consultants, the Committee and management reviewed the data in light of trends, past compensation levels and the percentage changes as part of the executive compensation decision-making process.

Role of Management.  At the beginning of each fiscal year, the CEO evaluates the performance of the Chief Operating Officer (“COO”); and the CEO or COO evaluates the performance of the other executive officers against the strategic operating plan for the prior fiscal year. In addition, the CEO’s and the COO’s evaluations of individual performance also focus on executive officers’ performance relative to personal goals. Objectives for an individual executive officer are tailored to the duties and responsibilities of the particular officer, to the challenges that his or her business or functional unit faces during a particular period (such as implementation of new enterprise reporting software, or integrating a significant acquisition, or assuming significant new or additional duties and responsibilities).

As part of the performance management process, each executive officer is evaluated on ten performance dimensions, which reference “how” the individual accomplishes his or her goals. Among the performance dimensions is a commitment to Avnet’s “core values” of integrity, customer service, accountability, teamwork and innovation. These core values form the foundation of Avnet’s performance-and values-based culture used in developing its overall strategies focused on profitable growth, operational excellence and people development — the driving forces behind Avnet’s march toward becoming the premier technology marketing, distribution and services company, globally. While this “qualitative” evaluation does not carry a specific weight, it does weigh in the overall assessment of the executive’s performance.

The CEO and COO, in consultation with the Company’s Chief Human Resources and Organizational Development Officer (CHRO), then develop compensation recommendations for the other executive officers related to base salary and annual and long-term incentives. Factors that are weighed in making individual target compensation recommendations include:

•	the performance of the executive officer in the prior year;

•	value of the job in the marketplace;

•	relative importance of the position within the executive ranks of the Company in terms of responsibility;

•	individual experience; and

•	contributions to the Company’s results.

The Company does not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives depending on the specific roles and responsibilities of an executive officer, as well as the particular challenges — both in terms of business and professional development — faced by the executive. Once an executive officer’s role and responsibilities are defined, “value of the job in the marketplace” and “relative importance of the position within the executive ranks” are the most determinative factors in setting the compensation plan for that executive officer, adjusted to take into consideration the executive officer’s experience. Contributions to the results as used in this Compensation Discussion and Analysis (“CD&A”) refers to the contribution from the business unit or support unit over which an executive officer has direct responsibility or, in the case of executives with responsibilities over multiple business units or Avnet as a whole, from Avnet’s overall results.

Guided by the overall executive compensation philosophy and objectives described at the beginning of this CD&A, discussions with respect to executive compensation typically start in conjunction with the review of the Company’s budget for the new fiscal year at the Board’s strategic planning session held in June. The strategic planning session is focused heavily on the review of management’s proposed budget for the new fiscal year in a format conducive to in-depth discussions on strategic issues and initiatives around management’s 3-year business planning. At the Committee’s regularly scheduled meeting in August, the CEO and CHRO present the findings, marketplace data developed by the independent consultant and compensation recommendations for each executive officer to the Committee for its review and consideration. The CHRO assists the Committee in its deliberations with respect to CEO compensation and in gathering market and industry data and analyses relating to CEO compensation. The other executive officers, except as described above, do not play a role in setting executive compensation.

The Committee uses the comparative data as a reference for determining whether the compensation plans and levels paid by the Company and targeted by the Committee appear to be near the median amount paid by peer companies, recognizing that the SEC-derived data from other public company filings is historic information regarding compensation decisions and resulting payment amounts that were usually set a year before the date the information was included in a filed report.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallows a federal income tax deduction to publicly held companies for certain compensation paid to the Company’s chief executive officer and certain other executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance based” as defined in the Section 162(m) regulations.

In designing the Company’s compensation programs, the Committee considers the effect of Section 162(m), as well as other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue to take, reasonable and appropriate actions in respect of achieving deductibility of annual incentive and long-term compensation.

Components of Executive Compensation

Avnet executive compensation consists of three components — base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity. The Committee believes that these three components serve different purposes and, together, serve the best interests of the Company and its shareholders.

In considering the marketplace compensation values, the Committee focuses on the data from not only the comparator group, but also from other relevant data sources. The combination of comparator group data plus survey data provides a broader view of the market values for talent.

Base Salary.  Base salary is the guaranteed element of an executive’s annual cash compensation. The value of base salary reflects the executive’s long-term performance, skill set and the market value of that skill set. As is described in more detail under the heading “Employment Agreements and Change in Control Agreements” in this Proxy Statement, each of the NEOs has an employment agreement, which provides for an annual review of total compensation, including base salary. Each year, the Company undertakes the process described above in this CD&A in the “Overview of Avnet’s Compensation Practices.” As noted above, the Committee uses market and industry compensation data, gathered from multiple sources, to test for reasonableness and competitiveness of the Company’s compensation program.

Annual Cash Incentive Compensation.  In addition to base salary, executive officers are eligible to receive annual incentive cash compensation based on the performance of the Company and business unit (where appropriate) for which the executive has direct responsibility pursuant to the Executive Incentive Plan (the “Incentive Plan”) most recently approved by shareholders at the Company’s 2007 annual meeting. Cash incentive awards are tied to performance goals measuring, depending on the executive, performance of either operating income, pre-tax income or net income to budgeted levels, adjusted by a factor measuring performance of return on working capital or return on total capital employed against pre-established goals. Performance goals for operating group presidents are weighted more heavily on the performance of the applicable operating group but contain a component based on the performance of the entire Company as well. Generally, the Committee sets the threshold, target and maximum levels so that the relative difficulty of achieving the target level is consistent from year to year. Even though the payout amount can vary greatly from year to year, the expectation is that the Company should achieve “at target” or better performance the majority of the time over any given period of years. The table below outlines the payout factor (or multiple range) that applies to each performance level.

Performance Level	Payout Range
(as percentage of
target incentive opportunity)

Below threshold	0%
At threshold but less than 95% of target	25% - 90%
Between 95% and 105% of target	95% - 105%
Between 106% of target and maximum	110% - 225%

For fiscal 2009, cash incentive compensation for the executive officers including the NEOs was based upon the percentage achievement of Avnet’s fiscal 2009 budgeted net income after tax (NIAT) or the business unit’s budgeted income before tax (IBT), as applicable, modified by the ratio of actual return on capital employed (ROCE) to target ROCE. The factor on the NIAT and/or IBT portion of the incentive will be linear for actual results between 95% and 105% of the budget. If actual NIAT to budget is less than 95% or greater than 105%, the factor will be equal to the percentage of actual results to budget squared. For example, if actual NIAT is 110% of the budget, a factor of 121% (110% times 110%) will be applied to the target incentive. Additionally, maximum incentive is limited to 225% of the target incentive. If actual performance is less than 50% of budget, no incentive will be earned.

Long-Term Incentive Compensation.  The Committee grants long-term incentive compensation awards under the Company’s Long Term Incentive Plan (“LTIP”) based generally on each executive’s individual contribution in a particular fiscal period and the executive’s potential to contribute to the long-term success of the Company. The Committee believes that equity ownership for all executive officers is a useful compensation component for purposes of incentive, retention and alignment of interests with shareholders. During the 2009 fiscal year, the Committee awarded long-term incentive compensation pursuant to the 2006 Stock Compensation Plan (the “2006 Plan”), under which options, restricted stock, stock appreciation rights and other equity-based awards may be granted. Typically, the long-term incentive awards to an executive officer including the NEOs include incentive shares, stock options and performance shares, with each type representing one third in value of the total award.

•	Incentive Shares. Under the 2006 Plan, the Committee (or the Independent Directors as a group in the case of the CEO) annually awards restricted stock units (“RSU”) to employees of the Company, including the CEO and other executive officers. The Committee makes allocations of RSUs, usually in August of each year at a regularly scheduled meeting of the Committee, in recognition of operating results achieved by the Company as a whole or by particular operating groups or business units in the preceding fiscal year and the expected contribution by the executive to the Company’s future performance. RSUs vest in five installments, with the first installment to vest in January of the following year and the balance to vest in four equal annual installments thereafter, contingent upon continued employment (except in the case of death, disability, retirement of the employee or a change of control).

•	Stock Options. The Committee (or the Independent Directors as a group in respect of the CEO) grants options under the 2006 Plan to executive officers and other employees in consideration of their potential to contribute to the long-term success of the Company and in order to align their interests with those of the Company’s shareholders. The Committee has the authority under the 2006 Plan to make awards of stock options from time to time, in its discretion, based on its evaluation of accomplishments achieved by an executive or other employee, upon a promotion or upon the hiring of an executive. In practice, stock options are generally granted on a regular basis each August, and occasionally at other times during the year in connection with a new hire or promotion. All stock options granted by the Company during fiscal 2009 were granted with an exercise price equal to the closing price of the Common Stock on the date of grant and, accordingly, will have value only if and to the extent the market price of the Common Stock increases after that date. Stock options vest in four equal annual installments on the anniversaries of the grant date and expire after 10 years.

•	Performance Shares. With the objective to ensure that the Company’s compensation of its employees, including the executive officers, remain competitive and be closely linked to the Company’s generation of economic profits and thereby be further aligned with shareholders’ long term interests, the Committee (or the Independent Directors as a group in the case of the CEO) provided eligible employees, including the CEO and other executive officers, with a portion of their long-term equity-based incentive compensation in the form of performance-based stock units (“PSPs”). The PSPs provide for the delivery to each grantee of a number of shares of the Company’s Common Stock at the end of a three-year period based upon the Company’s achievement of performance goals established by the Committee at the beginning of the three-year period and the Company’s relative performance. The Committee establishes a target number of shares for each executive officer (and for each other participating employee or group of participating employees) as well as target performance goals based upon the improvement of the Company’s economic profit over a three-year period. If the actual results equal 100% of the targeted performance goals, the executive will receive 100% of the target number of shares, and the executive receives fewer shares or more shares (from 0% up to 200% of his or her targeted number of shares) if the actual results are less than or more than the target performance goals. For the three-years covering our 2007-2009 fiscal years, these performance goals were based upon the three-year cumulative increase in the Company’s absolute economic profit over the prior three-year period and the increase in the

Company’s economic profit relative to the increase in the economic profit of a peer group of corporations over the same period.

As has been disclosed in a current report on Form 8-K dated August 19, 2009, the Committee reviewed the overall performance share program, performance goals and the status of the particular outstanding performance share awards. As a result of this review, the Committee determined that the program covering the three-year period 2007-2009 would remain unchanged and will be measured on absolute and relative economic performance (“EP”), as previously established. However, for the three-year periods covering 2008-2010 and 2009-2011, the Committee determined that it would be in the best interest of the Company to eliminate absolute performance as a performance criterion due to the uncertain economic environment and to focus performance goals only on relative economic profit, or EP, performance. For those two programs that are in progress, the maximum shares a participant could earn will be capped at 100%, rather than 200% of the target amounts. PSP shares for the 2008-2010 and the 2009-2011 performance programs as well as the new 2010-2012 performance programs will heretofore be based on relative EP only and will be delivered (vest) based on a sliding scale within the parameters of the following schedule except that, as noted above, any payout under the 2008-2010 and 2009-2010 programs will be limited to 100% of target:

		Percentage of Performance Stock Units Vesting

	Maximum:	200%
	≥ +5.0%
3-year Size Adjusted	Target:	100%
Cumulative Relative EP	0.0%
Improvement	Below Threshold:	0%
	≤ −5.0%

The Committee also reviews the positioning of Avnet’s executive compensation program on a target total direct compensation basis. Target total direct compensation is defined as current base salary plus the target annual cash and long term incentive opportunities. For fiscal year 2009, Avnet NEO’s target total direct compensation ranges from 30% below to 8% above median of the comparator group. When compared to the blended market data, NEO’s target total direct compensation ranges from 30% below to 4% above median.

Equity Grant Practices.  As was mentioned earlier in this CD&A, the exercise price of each stock option awarded to the executive officers under the option plan is the closing price of Avnet’s common stock on the date of grant, which typically is the date of the regularly scheduled meeting of the Compensation Committee in August of each year. Options may also be granted in connection with a new hire or a promotion, in which case options may be granted at or about the time of hiring or promotion. PSPs and RSUs are also granted to eligible employees including the NEOs at the August meeting. Board and committee meetings are generally scheduled at least one year in advance. Scheduling decisions are made without regard to anticipated earnings or the major announcements by the Company. Repricing of stock options without shareholder approval is prohibited under the 2006 Plan.

Stock Ownership Guidelines.  With a significant portion of each executive officer’s total compensation in the form of equity-based incentives, the executive officers have a substantial interest and incentive to take steps to ensure profitable growth of the Company to drive long-term shareholder value. To further reinforce this focus, the Committee has established stock ownership guidelines for all executive officers. The guidelines provide that the NEOs should hold shares of the Company’s Common Stock, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Chief Executive Officer	Shares with market value equal to 3 times base salary
Other Named Executive Officers	Shares with market value equal to 2 times base salary

Shares that count toward the guidelines include shares actually owned by the officer. Unvested RSUs and Performance Shares and options, vested or unvested, do not count towards the ownership requirement under the guidelines. Until the ownership requirement under the guidelines is met, a covered officer must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any RSU or PSP awards. The Company and the Committee believe that this mandatory holding feature under the Stock Ownership Guidelines effectively requires each of the covered officers of the Company to hold a certain number of the Company’s stock for as long as they are an executive officer of the Company.

Actual Compensation for the NEOs in Fiscal 2009

During fiscal 2009, the Company was negatively affected by the global macro economic conditions. The Committee and management conducted extensive research to determine the appropriate Company response to these conditions relative to the pre-established targets under the Company’s cash Incentive Plan and LTIP. As stated above, the Company’s compensation philosophy is that an executive officer’s annual incentive opportunity provides for total cash compensation (base salary plus cash incentive) and long term equity compensation that is near the market median for expected performance, above the median for superior performance, and below the market for performance that does not reach target levels.

After much deliberation and considering the unprecedented recessionary conditions, management recommended, and the Committee approved, that no adjustment be made to the executive compensation goals for purposes of determining incentive earnouts for fiscal 2009 under the Incentive Plan and the LTIP program. As a result, based on the Company’s actual financial performance in net income after tax and return on capital employed measured against the pre-established targets, Mr. Vallee received approximately 21.3% of his target annual cash incentive. The actual payouts in annual cash incentive for the other NEOs range from approximately 20.9% to 21.3% of their respective annual cash incentive targets.

The second 3-year cycle under the Performance Share Program started in fiscal 2007 and ended at the end of fiscal 2009. The actual payouts to the NEOs, which amounted to 50% of target, are included in columns (d) and (e) of the table entitled “Option Exercises and Stock Vested” of this Proxy Statement, with additional discussion in the narratives following that table.

As at the end of fiscal 2009 on June 27, 2009, the 2008-2010 and the 2009-2011 performance programs and cycles, as modified, were performing at approximately 175% and 100%, respectively, against the pre-established targets for the performance period. As was disclosed earlier in this CD&A section, the Compensation Committee has approved certain amendments to the 2008-2010 and 2009-2011 performance programs to cap the maximum payment under the two programs to 100%.

Employee and Post-Employee Benefits

Pension Plan and SERP.  An important retention tool is the Avnet Pension Plan (the “Pension Plan”) which covers United States employees of Avnet, including all of the named executive officers. The Pension Plan is a broad-based tax-qualified defined benefit plan with a cash balance feature. In addition, Avnet has in place the Executive Officers’ Supplemental Life Insurance and Retirement Program (“SERP”) in which each named executive officer participates. The SERP is another retention tool because entitlement to the SERP benefits is contingent upon the satisfaction of certain age and service requirements. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost to the company of providing them. The benefit formula under the Pension Plan and the SERP is described in the Pension Benefits Table.

Deferred Compensation.  The Company has a Deferred Compensation Plan for highly compensated employees including all of the named executive officers, allowing these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Company’s 401(k) Plan, at a minimal cost to the Company. Under this unfunded program, amounts deferred by a participant are credited with earnings based upon the returns actually obtained through the “deemed investment” selected by the executive, as described in more detail following the Nonqualified Deferred Compensation Table.

Perquisites.  The Company provides named executive officers with a limited number of perquisites that the Company and the Committee believe are reasonable and consistent with its overall compensation program, and necessary to remain competitive. The Committee periodically reviews the level of perquisites provided to the named executive officers. Costs associated with perquisites provided by the Company are included under All Other Compensation in the following Summary Compensation Table.

Employment Agreements and Change in Control Agreements.  Each of the named executive officers has entered into an employment agreement and a change in control agreement with the Company. The change in control agreements are intended to encourage retention in the face of the disruptive impact of an actual or attempted change in control of the Company. The agreements are also intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. The Company has also modified all such agreements to the extent necessary to comply with Section 409A of the Code. More detailed descriptions of these programs are included under the heading “Potential Payouts Upon Termination and Change in Control.”

D&O Insurance

As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is Federal Insurance Company, a Chubb Group insurance company. Excess insurers include ACE American Insurance Company, Arch Insurance Company, Zurich American Insurance Company, National Union Fire Insurance Co. of Pittsburgh, PA, Allied World National Assurance Company and Federal Insurance Company. The coverage was renewed effective August 1, 2009 for a one year term. The total premium paid for both primary and excess insurance was $1,336,500.

COMPENSATION OF AVNET EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation during Avnet’s last three fiscal years of its Chief Executive Officer, the Chief Financial Officer and the three executive officers at the end of last fiscal year who had the highest individual total compensation during Avnet’s fiscal year ended June 27, 2009:

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(2)	($)(1)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Roy Vallee	2009	1,050,000	820,656	1,422,711	223,437	276,983	32,012	3,825,799
Chief Executive	2008	995,000	3,361,756	1,761,715	889,715	15,104	32,311	7,055,601
Officer	2007	950,000	4,446,297	2,365,275	1,307,300	678,006	33,883	9,780,761

Raymond Sadowski	2009	485,000	526,262	483,415	55,540	84.832	20,883	1,655,932
Senior Vice	2008	470,000	676,468	328,587	205,663	10,566	20,916	1,712,200
President and Chief	2007	450,000	431,254	278,865	309,624	247,868	22,801	1,740,412
Financial Officer

Richard Hamada	2009	610,000	351,979	373,620	117,039	122,132	25,970	1,600,740
Senior Vice	2008	590,000	638,006	326,767	430,997	77,788	21,773	2,085,331
President and Chief	2007	540,000	585,390	299,276	594,477	307,658	21,145	2,347,946
Operating Officer

Harley Feldberg	2009	520,000	317,876	409,273	89,012	106,535	22,931	1,465,627
Senior Vice	2008	475,000	1,037,109	611,081	372,215	26,184	24,023	2,545,612
President and	2007	450,000	581,275	429,055	426,537	426,874	21,588	2,335,329
President, Avnet Electronics Marketing

David Birk	2009	475,000	129,294	233,931	50,007	132,520	90,885	1,111,637
Senior Vice	2008	455,000	505,810	272,105	174,366	54,396	22,489	1,484,166
President and	2007	440,000	623,289	300,597	249,075	244,046	147,828	2,004,835
General Counsel

(1)	Mr. Feldberg deferred a portion of his salary and his non-equity incentive compensation under the Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation Table.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal years 2009, 2008 and 2007 for the fair value of PSPs and RSUs (or options in the case of column (f)) granted in fiscal 2009 as well as in prior fiscal years, in accordance with the Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount expensed in accordance with SFAS 123R takes into account the earliest date on which the executive would be eligible to retire and reflects the accelerated amortization of the equity compensation costs that are fully expensed by that retirement date. Based upon the age and years of service of the named executive officers, this affected the amounts reflected in the table above by varying degrees. The expense and, therefore, the amounts for the PSP in 2009 included in column (e) reflects the adjustment to expense due to the actual economic profit earned during the year which brought the expected payouts under the two existing PSP cycles from approximately 102% recorded last year to approximately 46% this year. The largest adjustment was due to the effect on the 2007 — 2009 performance period where the expense had been cumulatively accrued at 150% through fiscal 2008 and was adjusted to be cumulatively accrued at 50% at the end of fiscal 2009. For additional information, refer to note 12 of the notes to Avnet’s financial statements in the Form 10-K for the year ended June 27, 2009, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2009. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	The amount includes the change in the actuarial present value of accumulated benefits under the Pension Plan and SERP. For FY 2009 the change in the accumulated benefits under the Pension Plan are negative amounts for Mr. Vallee — $31,680; Mr. Sadowski — $31,696; Mr. Hamada — $33,380; and Mr. Feldberg — $27,898. For FY 2008 the change in the accumulated benefits under the SERP are negative for Mr. Vallee and Mr. Sadowski in the amounts of $12,242 and $5,859, respectively. The above negative amounts for the Pension Plan and SERP are not reflected in the above table. The amount shown for fiscal year 2007 also includes, for Messrs. Vallee and Feldberg, the amount of earnings on each of Messrs, Vallee’s and Feldberg’s account in the Non-Qualified Deferred Compensation (“NQDC”) plan in excess of the applicable federal rate of return (or the “above-market” portion). The above-market portion in fiscal 2007 for Mr. Vallee’s NQDC included in this column is $22,819, and for Mr. Feldberg $74,351. There was no “above-market” portions in either fiscal 2009 or 2008.

(4)	The amount includes (a) Company-paid expenses associated with a leased automobile for each of the named executive officers, (b) Company matching contributions to each named executive officer’s Avnet 401(k) account, (c) imputed income on life insurance provided under the executive officers’ supplemental life insurance program, (d) the cost of annual physical exams, and in the case of Mr. Vallee, (e) club membership dues reimbursed by Avnet. For fiscal 2009 and 2007 also included for Mr. Birk is a tax reimbursement of $62,788 and $125,970, respectively, in connection with his expatriate assignment completed in fiscal 2006. None of the perquisites and personal benefits except as noted for Mr. Birk, individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive officer.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity plan-based awards to the named executive officers in fiscal 2009 relating to (1) annual cash incentive awards; (2) the RSUs; (3) the PSPs and (4) the option grants. The actual payouts in fiscal 2009 under the Non-Equity Incentive Plan Awards are included in the Summary Compensation Table as are the expenses recorded by the Company associated with the awards under the Equity Incentive Plan in accordance with SFAS 123R.

									All Other
								All Other	Option
								Stock	Awards:		Grant
		Estimated possible Payouts			Estimated Future Payouts			Awards:	Number of	Exercise or	Date Fair
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Securities	Base Price	Value of
		Awards(1)			Awards (#)(1)(2)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Options
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(2)	(#)(2)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Roy Vallee	8/7/2008	262,500	1,050,000	2,362,500	—	—	—	51,410	—	—	1,480,608
	8/7/2008	—	—	—	12,853	51,410	102,820	—	—	—	1,480,608
	8/7/2008	—	—		—	—	—	—	129,364	28.80	1,335,036

Raymond Sadowski	8/7/2008	65,250	261,000	587,250	—	—	—	10,165	—	—	292,752
	8/7/2008	—	—	—	2,541	10,165	20,330	—	—	—	292,752
	8/7/2008	—	—	—	—	—	—	—	25,572	28.80	263,903

Richard Hamada	8/7/2008	137,500	550,000	1,237,500	—	—	—	17,935	—	—	516,528
	8/7/2008	—	—	—	4,484	17,935	35,870	—	—	—	516,528
	8/7/2008	—	—	—	—	—	—	—	45,128	28.80	465,721

Harley Feldberg	8/7/2008	106,500	426,000	958,500	—	—	—	11,955	—	—	344,304
	8/7/2008	—	—	—	2,989	11,955	23,910	—	—	—	344,304
	8/7/2008	—	—	—	—	—	—	—	30,084	28.80	310,467

David Birk	8/7/2008	58,750	235,000	528,750	—	—	—	8,490	—	—	244,512
	8/7/2008	—	—	—	2,123	8,490	16,980	—	—	—	244,512
	8/7/2008	—	—	—	—	—	—	—	21,360	28.80	220,435

(1)	As discussed in the CD&A under “Annual Incentive Compensation” and “Long Term Incentive Compensation,” the possible payout at threshold level is pegged at 25% of target amount, at 100% of target amount if all of the pre-established financial goals are achieved, and up to a maximum of 225% (or 200% in the case of the PSP awards under the Equity Incentive Awards) of the target amount if the achievement of the pre-established financial goals reaches or exceeds the target maximum. Achievement below the threshold in the case of non-equity awards and PSPs would yield a payout of $0 or zero units, respectively. The actual payout or expense amount for each named executive officer in fiscal 2009 is shown in columns (e) and (g) of the Summary Compensation Table.

(2)	The vesting schedules for the PSPs, RSUs and the Option grants made in fiscal 2009 are as follows:

Type of Awards Made in Fiscal 2009	Vesting Schedule

Performance Stock Units (PSPs)	will vest, if at all, at the end of fiscal 2011 (July 2, 2011)
Restricted Stock Units (RSUs)	20% each on the first business day in January of 2009 through 2013
Options	25% each on the first through fourth anniversary of grant date

For additional description of the terms and awards of PSPs, RSUs and option awards made in fiscal 2009, see the “Performance Shares,” “Incentive Shares,” and “Stock Options” in the Compensation Discussion and Analysis included above in this Proxy Statement section and note 12 of the Notes to the financial statements included in Avnet’s Form 10-K for the fiscal year ended June 27, 2009, as filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the named executive officers as of June 27, 2009. This table includes unexercised and unvested option grants, unvested RSUs, or PSPs with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the option grant date or stock award date. The market value of the stock awards is based on the closing market price of Avnet stock as of June 27, 2009, which was $21.52. The PSPs are subject to specified performance objectives over the performance period. The market values as of June 27, 2009, shown in columns (h) and (j) below, assume 100% achievement of these performance objectives. For additional information about the option grants and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis included elsewhere in this Proxy Statement and note 12 of the Notes to the financial statements included in Avnet’s Form 10-K for the fiscal year ended June 27, 2009, as filed with the SEC.

						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
	Option Awards								Number of	Payout
		Number					Number	Market	Unearned	Value of
		of	Number of				of Shares	Value of	Shares,	Unearned
		Securities	Securities				or Units	Shares or	Units or	Shares,
		Underlying	Underlying				of Stock	Units of	Other	Units or
		Unexercised	Unexercised	Option		Stock	That	Stock That	Rights That	Other Rights
	Option	Options	Options	Exercise	Option	Award	Have Not	Have Not	Have Not	That Have
	Grant	(#)	(#)	Price	Expiration	Grant	Vested	Vested	Vested	Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(RSUs)(#)	($)	(PSPs)(#)	($)
(a)		(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)

Roy Vallee	9/24/1999	100,000	—	21.50	9/23/2009		—	—	—	—
	9/29/2000	210,000	—	28.75	9/28/2010		—	—	—	—
	9/27/2001	325,000	—	17.50	9/26/2011		—	—	—	—
	9/20/2002	325,000	—	12.95	9/19/2012		—	—	—	—
	9/19/2003	325,000	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	168,000	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	65,034	21,678	24.78	9/22/2015	9/23/2005	8,671	186,600	—	—
	8/10/2006	50,362	50,362	16.96	8/09/2016	8/10/2006	20,144	433,499	—	—
	8/09/2007	18,949	56,847	34.34	8/08/2017	8/09/2007	19,662	423,126	32,770	705,210
	8/07/2008	—	129,364	28.80	8/06/2018	8/07/2008	41,128	885,075	51,410	1,106,343
Raymond Sadowski	9/27/2001	25,000	—	17.50	9/26/2011		—	—	—	—
	9/20/2002	50,000	—	12.95	9/19/2012		—	—	—	—
	9/19/2003	50,000	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	25,860	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	12,387	4,129	24.78	9/22/2015	9/23/2005	1,652	35,551	—	—
	8/10/2006	10,844	10,844	16.96	8/09/2016	8/10/2006	4,338	93,354	—	—
	8/09/2007	4,040	12,120	34.34	8/08/2017	8/09/2007	4,191	90,190	6,985	150,317
	8/07/2008	—	25,572	28.80	8/06/2018	8/07/2008	8,132	175,001	10,165	218,751
Richard Hamada	9/19/2003	12,500	—	18.13	9/18/2013		—	—	—
	9/23/2004	12,930	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	10,810	5,405	24.78	9/22/2015	9/23/2005	2,162	46,526	—	—
	8/10/2006	9,759	19,518	16.96	8/09/2016	8/10/2006	7,808	168,028	—	—
	8/09/2007	7,733	23,199	34.34	8/08/2017	8/09/2007	8,025	172,698	13,375	287,830
	8/07/2008	—	45,128	28.80	8/06/2018	8/07/2008	14,348	308,769	17,935	385,961
Harley Feldberg	1/26/2001	25,000	—	26.00	1/25/2011		—	—	—	—
	9/20/2002	15,000	—	12.95	9/19/2012		—	—	—	—
	9/19/2003	7,500	—	18.13	9/18/2013		—	—	—	—
	5/13/2004	50,000	—	21.92	5/12/2014		—	—	—	—
	9/23/2004	12,930	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	14,640	4,880	24.78	9/22/2015	9/23/2005	1,952	42,007	—	—
	8/10/2006	13,012	13,012	16.96	8/09/2016	8/10/2006	5,204	111,990	—	—
	8/09/2007	4,963	14,889	34.34	8/08/2017	8/09/2007	5,151	110,850	8,585	184,749
	8/07/2008	—	30,084	28.80	8/06/2018	8/07/2008	9,564	205,817	11,955	257,272
David Birk	9/19/2003	12,500	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	12,930	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	11,487	3,829	24.78	9/22/2015	9/23/2005	1,532	32,969	—	—
	8/10/2006	8,482	8,482	16.96	8/09/2016	8/10/2006	3,392	72,996	—	—
	8/09/2007	3,191	9,573	34.34	8/08/2017	8/09/2007	3,312	71,274	5,520	118,790
	8/07/2008	—	21,360	28.80	8/06/2018	8/07/2008	6,792	146,164	8,490	182,705

Vesting schedules:

Stock Options — All stock options vest in 25% annual increments commencing one year from the Grant Date.

Stock Awards (RSUs) — All RSUs vest in 20% annual increments commencing in the January following the Grant Date.

Performance Share Program Awards (PSPs) — All PSPs vest, if at all, depending on whether performance objectives are met, on the last day of the fiscal year coincident with the end of the three-year performance period.

Option Exercises and Stock Vested

The following table provides information as to each of the named executive officers, (1) stock option exercises during fiscal 2009, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and PSPs, and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Roy Vallee	—	—	71,959	1,515,811
Raymond Sadowski	—	—	14,397	306,088
Richard Hamada	—	—	23,812	512,063
Harley Feldberg	—	—	16,891	360,165
David Birk	—	—	11,994	252,968

Included above under Stock Awards are the RSUs and the associated value realized upon vesting, based upon the stock price of $18.50 on the January 2, 2009 issuance date for: Mr. Vallee — 46,779 shares and $865,412; Mr. Sadowski — 8,975 shares and $166,038; Mr. Hamada — 14,052 shares and $259,962; Mr. Feldberg — 10,386 shares and $192,141; and Mr. Birk — 7,754 shares and $143,449. Also included are the PSPs and the associated value realized upon vesting, based upon the stock price of $25.83 on the actual issuance date of August 26, 2009 for Mr. Vallee — 25,180 shares and $650,399; Mr. Sadowski — 5,422 shares and $140,050; Mr. Hamada — 9,760 shares and $252,101; Mr. Feldberg — 6,505 shares and $168,024; and Mr. Birk — 4,240 shares and $109,519.

Pension Benefits

Further to the discussion of the Avnet Pension Plan in the Compensation Discussion and Analysis section of this Proxy Statement, the Pension Plan is a type of defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. A participant’s cash balance account equals the actuarial present value of his or her accrued benefit under the Pension Plan. The accumulated benefit in a participant’s cash balance account is approximately equal to the actuarial present value (using certain actuarial assumptions under the Pension Plan) of a deferred annuity benefit payable at age 65 determined by aggregating 2% of a participant’s annual earnings for each year of employment during which an employee was a participant in the Pension Plan. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in Sections 125 or 401(k) (i.e., the Avnet 401(k) Plan) of the Internal Revenue Code of 1986, as amended (the “Code”). No benefit is accrued under the Pension Plan on annual earnings exceeding $100,000 in any plan year. The Pension Plan offers participants distributions in the form of various monthly annuity payments and, in most cases, a lump sum distribution option is also available to participants who have terminated employment with Avnet. During fiscal 2009, the Plan was amended effective July 1, 2009 to freeze future benefit accruals for compensation paid by the Company on or after July 1, 2009. The Plan was also amended to change the interest credit applied to participants’ cash balances to comply with applicable regulations.

The Company also maintains an Executive Officers’ Supplemental Life Insurance and Retirement Program (“SERP”) in which each named executive officer participates. This program provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer who dies while he or she is an employee of the Company in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) a supplemental retirement benefit payable at age 65 (if the officer has satisfied certain age and service requirements) payable monthly for two years and in a lump sum thereafter to such officer or his or her beneficiary with the total benefit equaling the present value of ten years worth of payments in an amount not to exceed 36% of the officer’s eligible compensation, which is defined as the average of the highest two of the last five year’s cash compensation prior to termination; or (3) a supplemental early retirement benefit equal to the benefit described in (2) above, except that such amount is reduced for each month prior to age 65 that the participant elects to begin receiving the 120 monthly payments.

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Pension Plan and the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. No payments were made during fiscal 2009 under the Avnet Pension Plan or the SERP to any named executive officer.

Pension Benefits

		Number of	Present
		Years	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)
(a)	(b)	(c)	(d)

Roy Vallee	Avnet Pension Plan	31.0	261,598
	SERP	32.4	3,314,536
Raymond Sadowski	Avnet Pension Plan	29.5	184,661
	SERP	30.9	1,015,144
Richard Hamada	Avnet Pension Plan	24.5	117,904
	SERP	25.6	1,134,186
Harley Feldberg	Avnet Pension Plan	26.0	196,890
	SERP	27.7	1,274,861
David Birk	Avnet Pension Plan	27.5	357,777
	SERP	28.5	1,463,289

Nonqualified Deferred Compensation

Avnet offers the Avnet Deferred Compensation Plan (“DCP”) for highly compensated employees defined as those earning more than $100,000 or more in target income for plan years before 2009 and those earning $150,000 or more in target income for the 2009 and future plan years, including all of the named executive officers, allowing these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Avnet 401(k) Plan. A DCP participant may defer up to 50% of his or her salary and up to 100% of his or her incentive and bonus compensation earned during the plan year (regardless of when paid). Participants may choose from a selection of mutual funds and other investment vehicles in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are determined by the returns actually obtained through the “deemed investment” options and added to the account. The deferred compensation and the amount earned are held under the Avnet Deferred Compensation Rabbi Trust, but are subject to the claims of general creditors of the Company. Also, the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company. Of the named executive officers, Messrs. Vallee and Feldberg were participants in the DCP and only Mr. Feldberg deferred a portion of his cash compensation in fiscal 2009.

In fiscal 2009, due to market conditions, Messrs. Vallee’s and Feldberg’s DCP accounts had investment losses, and as such there were no “above-market” earnings disclosed in column (h) of the Summary Compensation Table.

	Executive				Aggregate
	Contribu-	Registrant	Aggregate	Aggregate	Balance
	tions in	Contributions in	Earnings in	Withdrawals/	at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Roy Vallee	—	—	—	—	487,726
Raymond Sadowski	—	—	—	—	—
Richard Hamada	—	—	—	—	—
Harley Feldberg	177,955	—	—	—	846,489
David Birk	—	—	—	—	—

Potential Payouts Upon Termination

Employment Agreements and Change of Control Agreements

Avnet and Roy Vallee, the Company’s Chairman and Chief Executive Officer, entered into an amended and restated employment agreement on December 19, 2008, to be effective as of June 29, 2008. This agreement replaces the prior employment agreement between the Company and Mr. Vallee dated June 29, 2002. Under the amended and restated agreement, Mr. Vallee’s annual base compensation was $1,050,000 for fiscal 2009. The Compensation Committee is to review Mr. Vallee’s total compensation arrangements including base salary, cash incentive and equity compensation, and make recommendations with respect to any adjustment thereof to the full Board of Directors (the “Board”) for approval no less frequently than on an annual basis. The initial term of the agreement is for one year, and the term is thereafter automatically renewed for additional one year terms, until the agreement is terminated in accordance with its provisions. Under this employment agreement, Mr. Vallee’s cash incentive compensation is determined in accordance with the incentive plan most recently approved at the 2007 annual shareholder meeting, or any successor plan, or otherwise as determined by all of the independent directors of the Board. Under the incentive plan, he is eligible to receive cash incentive compensation based on the Company’s performance measured against performance goals set by the Board.

If Mr. Vallee becomes disabled during the term of the amended and restated employment agreement, the Company shall pay an annual disability benefit of $300,000 until his disability ceases or his death. If Mr. Vallee retires or terminates his employment agreement by giving one-year prior notice, the Company will pay to Mr. Vallee his base salary through his termination date and he will be eligible to receive any annual incentive compensation payment or the pro-rata portion earned through such termination date. If the Company does not continue to employ Mr. Vallee in his position as Chairman and Chief Executive Officer of Avnet without cause and without prior notice, the Company shall engage Mr. Vallee as a consultant for a period of 24 months following the termination and shall compensate Mr. Vallee at an annual rate (to be paid monthly in arrears) equal to the highest aggregate base salary and incentive compensation paid to him in any one fiscal year during the three most recently completed fiscal years. In addition, during such consulting engagement, Mr. Vallee shall receive the same or substantially equivalent benefits with respect to medical and life insurance and with respect to the use of a company furnished automobile as he received while an employee.

In connection with the amended and restated employment agreement, Mr. Vallee and the Company entered into the 2008 Amended and Restated Change of Control Agreement dated and effective as of June 29, 2008. This amended and restated change of control agreement replaces a change of control agreement entered into by Mr. Vallee and the Company in 2002 in connection with the prior employment agreement. In the event of actual or constructive termination within 24 months of a change in control, the Company must pay to Mr. Vallee all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) his then current annual base salary; and (ii) the average incentive compensation for the highest two of the last five fiscal years. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock option plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. For this purpose, a constructive termination includes a material diminution in Mr. Vallee’s responsibilities, a material change in the geographic location at which Mr. Vallee is primarily required to perform services for the Company, a material reduction in his compensation and benefits or his ceasing to serve on the Board of Directors of Avnet. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock, a change in the individuals serving on the Board of Directors so that those serving on the effective date of Mr. Vallee’s employment agreement (June 29, 2008) and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

Certain other employees including each of the other NEOs entered into an amended and restated employment agreement with Avnet on December 19, 2008, with each agreement effective as of June 29, 2008. These amended and restated employment agreements are similar in all material respects and replace the prior employment agreements between the Company and each of these officers. The amended and restated employment agreements are terminable by either the NEO or the Company upon one-year prior written notice to the other. The amount of compensation to be paid to the NEO is not fixed and is to be agreed upon by the NEO and the Company from time to time. In the event the NEO’s employment is terminated with one year’s notice and the NEO and the Company shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, the compensation during the notice period shall be determined as follows: the base salary shall remain unchanged and, to the extent all or a portion of the notice period is not covered under an agreed-upon pay plan (“disputed period”), the NEO shall not be eligible to participate in any cash incentive pay plan and shall receive a one-time cash bonus (to be paid upon the expiration of the notice period) in an amount equal to the most recently agreed-upon cash incentive target multiplied by a fraction whereby the numerator is the number of days covered in the disputed period and the denominator is 365 days.

Each of the other NEOs also entered into an amended and restated change of control agreement with Avnet, each of which is similar in all material respects to the amended and restated change of control agreement entered into between Avnet and Mr. Vallee, which is described above in this Proxy Statement.

Potential Payouts upon Termination Table

The following table sets forth the estimated payments and value of benefits that each of the named executive officers would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of his employment under various scenarios, assuming that the termination occurred on June 27, 2009, which is the Company’s fiscal year end, and further assuming that each of the named executive officers is eligible for retirement on that date. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this proxy statement.

As used in this section:

•	“Death” refers to the death of executive;

•	“Disability” refers to the executive becoming permanently and totally disabled during the term of his employment as certified by a competent medical personnel;

•	“Company Termination Without Cause” means that the executive is fired without cause (as defined in the employment agreement);

•	“Change of Control Termination” means the occurrence of both a change of control and the termination of the executive without cause within 24 months of the change; and

•	“Retirement” for the purpose of determining benefit under the stock plans, means all of the following: (a) age 55, (b) 5 years of service, (c) age + years of service is equal to at least 65, and (d) the executive must have signed a 2-year non-compete agreement.

			Company
			Termination	Change
	Death	Disability	w/o Cause	In Control	Retirement
	$	$	$	$	$

Roy Vallee:
Severance	—	—	4,514,600	6,679,641	—
Settlement of stock options	6,105,551	6,105,551	6,335,201	6,335,201	6,335,201
Settlement of incentive stock	1,928,300	1,928,300	1,928,300	1,928,300	1,928,300
Settlement of performance shares	1,380,795	1,380,795	2,353,427	2,353,427	2,353,427
Accrued vacation pay out	94,652	94,652	94,652	94,652	94,652
Welfare benefits	—	—	51,522	51,522	—
Life insurance benefit	3,046,874	—	—	—	—
Avnet Pension	147,118	294,235	294,235	294,235	294,235
SERP	—	3,314,536	3,314,536	3,314,536	3,314,536
Excise Taxes and Gross Up	—	—	—	—	—

Raymond Sadowski
Severance	—	—	—	2,275,490	—
Settlement of stock options	852,682	852,682	902,130	902,130	902,130
Settlement of incentive stock	394,096	394,096	394,096	394,096	394,096
Settlement of performance shares	289,809	289,809	485,749	485,749	485,749
Accrued vacation pay out	49,079	49,079	49,079	49,079	49,079
Welfare benefits	—	—	—	50,554	—
Life insurance benefit	1,581,080	—	—	—	—
Avnet Pension	107,416	214,832	214,832	214,832	214,832
SERP	—	1,015,144	1,015,144	1,015,144	1,015,144
Excise Taxes and Gross Up	—	—	—	—	—

Richard Hamada
Severance	—	—	—	3,356,984	—
Settlement of stock options	139,243	139,243	139,243	228,245	228,245
Settlement of incentive stock	696,021	696,021	—	696,021	696,021
Settlement of performance shares	530,576	530,576	—	883,826	883,826
Accrued vacation pay out	66,162	66,162	66,162	66,162	66,162
Welfare benefits	—	—	—	61,992	—
Life insurance benefit	1,954,078	—	—	—	—
Avnet Pension	73,361	146,721	146,721	146,721	146,721
SERP	—	1,134,186	1,134,186	1,134,186	1,134,186
Excise Taxes and Gross Up	—	—	—		—

			Company
			Termination	Change
	Death	Disability	w/o Cause	In Control	Retirement
	$	$	$	$	$

Harley Feldberg
Severance	—	—	—	2,875,737	—
Settlement of stock options	265,677	265,677	325,011	325,011	325,011
Settlement of incentive stock	470,664	470,664	470,664	470,664	470,664
Settlement of performance shares	348,911	348,911	582,009	582,009	582,009
Accrued vacation pay out	49,988	49,988	49,988	49,988	49,988
Welfare benefits	—	—	—	55,908	—
Life insurance benefit	1,718,024	—	—	—	—
Avnet Pension	112,613	225,226	225,226	225,226	225,226
SERP	—	1,274,861	1,274,861	1,274,861	1,274,861
Excise Taxes and Gross Up	—	—	—	—	—

David Birk
Severance	—	—	—	2,102,187	—
Settlement of stock options	133,420	133,420	172,098	172,098	172,098
Settlement of incentive stock	323,403	323,403	323,403	323,403	323,403
Settlement of performance shares	231,341	231,341	392,740	392,740	392,740
Accrued vacation pay out	54,811	54,811	54,811	54,811	54,811
Welfare benefits	—	—	—	69,080	—
Life insurance benefit	1,550,014	—	—	—	—
Avnet Pension	184,787	369,573	369,573	369,573	369,573
SERP	—	1,463,289	1,463,289	1,463,289	1,463,289
Excise Taxes and Gross Up	—	—	—	—	—

As has been disclosed in the “Employment Agreement” section of this Proxy Statement, the employment agreements with the Company’s executive officers, including the NEOs, do not provide for a “severance payment” in the event of a termination by the Company without cause. Instead, each of the NEOs other than Mr. Vallee is entitled to receive a one-year advance notice (the “Notice Period”) from the Company. During the Notice Period, the executive shall continue to receive compensation and other benefits in accordance with his agreed-upon pay plan. Should the Company or the executive give the notice at the beginning of a fiscal year — before a pay plan for the new fiscal year has been agreed upon — the executive’s compensation during the Notice Period shall be equal to the sum of the most recently agreed-upon base pay plus the actual cash incentive the executive earned for the immediately preceding fiscal year. For the NEOs other than Mr. Vallee, it is assumed for the table above that such Notice Period ended on June 27, 2009, which is the last business day of the Company’s fiscal year 2009. In the case of Mr. Vallee, the Company shall engage Mr. Vallee as a consultant for a period of 24 months following the termination date and shall compensate Mr. Vallee at an annual rate (to be paid monthly in arrears) equal to the highest aggregate base salary and incentive compensation paid to him in any one fiscal year during the three most recently completed fiscal years. The amount to be paid to Mr. Vallee during this two-year consultancy period had he been terminated without cause at the end of fiscal year 2009 is shown as “severance” in the above table.

Because Messrs. Vallee, Sadowski, Feldberg and Birk are Retirement eligible, the amount of potential payouts to each of them in the event of a termination by the Company without cause is the same as that under “Retirement,” except for the consulting payment (shown as “severance” above) and the value of welfare benefits due to Mr. Vallee during his two-year consultancy if he were terminated without cause.

As has been disclosed in the “Performance Share Program” section of the Compensation Discussion & Analysis in this Proxy Statement, executives participating in the performance share program, including each of the NEOs, would be entitled to receive a pro rata number of performance shares in the case of death or disability and all of the performance shares in the case of retirement or a change of control earned for a 3-year performance cycle. The value shown for the settlement of performance shares in the table above is calculated accordingly, with the assumption that the triggering event has occurred on June 27, 2009, which is the last business day of the Company’s fiscal year 2009. Furthermore, the value of the PSP awards for the 2007-2009 performance cycle is included in the table above because the actual PSP payouts were not made until August 2009 upon the filing of the 10-K, even though the PSP awards were fully vested on June 27, 2009. The value shown for the settlement of options in the table above in the case of death, disability and termination without cause assumes that all options “exercisable” at June 27, 2009 are exercised on that date except in the case of “termination without cause” for Mr. Vallee wherein the value shown reflects the aggregate value of options exercisable at the end of the two year consulting period for Mr. Vallee and at the end of the assumed Notice Period of June 27, 2009 for all of the other NEOs. In the case of change in control and retirement, all options outstanding at June 27, 2009 are assumed to be exercised on that date. The value of incentive stock reflected in the table above in all cases other than termination without cause equals the value of all incentive stock allocated to the NEO’s but not yet delivered at June 27, 2009. In the case of termination without cause, the value of incentive stock is only applicable for those who are Retirement eligible at June 27, 2009 — all NEO’s except Mr. Hamada.

Director Compensation

Directors of Avnet who are also officers or employees of Avnet (currently only Mr. Vallee) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Upon recommendation of the Corporate Governance Committee and approval of the Board of Directors, effective January 1, 2008, non-employee Directors receive compensation for their services on the Board as set out below.

Compensation Components (annual)
% Cash to Equity	45/55
Cash Retainer		$100,000	(1)
Equity		$120,000 in shares	(2)
Total:		$220,000

Lead Director	add:	$10,000
Audit Committee Retainer	add:	$7,500
Committee Chair Retainers	add:	$10,000

(1)	Paid quarterly unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

(2)	Prorated upon first election; delivered each January following re-election. Ms. Biggins as well as Messrs. Clarkson, Noonan, Robinson, and Tooker have elected to defer their January 2009 stock awards in the form of Phantom Stock Units in their Deferred Compensation Accounts under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

The following table shows the total dollar value of all fees earned by and paid in cash to all non-employee directors in fiscal 2009 and the expense recorded by Avnet for financial statement reporting purposes with respect to stock awards to non-employee directors in connection with in fiscal 2009. Mr. Sullivan was first elected to the Board in July 2008 to fill the vacancy resulted from Mr. James Lawrence’s resignation, and as such received a prorated value of $60,000 in shares at the time of his election, in addition to the annual award he and each other non-employee director received in January 2009.

			Change in
			Pension
			Value and
	Fees Earned or		Nonqualified
	Paid in	Stock	Deferred
	Cash	Awards	Compensation	Total
Name	($)	($)	Earnings	($)
(a)	(b)	(c)	(f)	(h)

Eleanor Baum	117,500	120,000	13,155	250,655
J. Veronica Biggins	100,000	120,000	—	220,000
Lawrence W. Clarkson	110,000	120,000	—	230,000
Ehud Houminer	122,500	120,000	13,155	255,655
James A. Lawrence(1)	53,750	—	—	53,750
Frank R. Noonan	117,500	120,000	—	237,500
Ray M. Robinson	105,000	120,000	—	225,000
William P. Sullivan(2)	100,000	180,000		280,000
Gary L. Tooker	107,500	120,000	—	227,500

(1)	Quarterly retainer paid to Mr. Lawrence in fiscal 2009 prior to his resignation from the Board due to job change and relocation.

(2)	Upon his election to the Board in July 2008, Mr. Sullivan received a prorated value of stock awards valued at $60,000 in addition to the $120,000 annual award of shares in January 2009.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors (the “Plan”), a non-employee Director may elect to receive Phantom Stock Units (the “PSUs”) in lieu of some or all of the shares of Common Stock that would otherwise be awarded as the Director’s annual equity compensation. The number of shares or PSUs to be credited to the PSU portion of the Director’s account (assuming the election is made to defer the entire amount) is determined by dividing $120,000 by the average of the high and low price of the Common Stock on the New York Stock Exchange on the first business day in January of each year. In addition, a non-employee Director may elect to defer all or a portion of his or her annual cash compensation in either a cash or PSU account under the Plan. Compensation deferred as cash is credited at the beginning of each quarter with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that quarter. Compensation deferred under the Plan, or interest credited thereon, will be payable to a Director (i) upon cessation of membership on Avnet’s Board of Directors in ten annual installments or, at the Director’s election (which must be made not less than 24 months prior to the date on which the Director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of Avnet (as defined in the Plan), in a single lump sum. PSUs are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a Director before receipt of all payments, all remaining payments shall be made to the Director’s designated beneficiary.

Retirement Plan Benefits and Phase-Out

In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee Directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors who served on May 21, 1996 still accrue benefits under the Retirement Plan (Dr. Baum and Mr. Houminer), Board members elected for the first time thereafter are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible Directors who are not officers, employees or affiliates (except by reason of being a Director) of Avnet (the “Outside Directors”). The Retirement Plan entitles any eligible Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such Outside Director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit. At its regularly scheduled meeting on November 8, 2007, the Board of Directors, acting upon the recommendation of the Governance Committee, unanimously agreed to freeze the benefits under the Retirement Plan at $80,000 per annum for current participants in the Retirement Plan.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF KPMG AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending July 3, 2010. Avnet first retained KPMG LLP in April 2002 and the firm has audited the Company’s consolidated financial statements for the last eight fiscal years.

The affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent registered public accounting firm. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this proposal by reducing the total number of shares from which the majority is calculated. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least fifteen days before the Annual Meeting.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2008 and 2009, please refer to the section of this Proxy Statement entitled “Principal Accounting Firm Fees.”

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2010.

GENERAL

Avnet’s Annual Report to Shareholders for the fiscal year ended June 27, 2009, including the Company’s audited financial statements, is being delivered with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the fiscal year ended June 27, 2009 to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034.

The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated. Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2010 ANNUAL MEETING

Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Securities Exchange Act of 1934, some shareholder proposals may be eligible to be included in Avnet’s 2010 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b)(2), to the Company’s principal executive office at: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by May 22, 2010.

For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Avnet Board of Directors, please see “Corporate Governance — Director Nominations” in this Proxy Statement.

Alternatively, under the Company’s By-laws, any shareholder wishing to appear at the 2010 Annual Shareholders Meeting and submit a proposal or nominate a person as a director candidate must submit the proposal or nomination to the Company’s Secretary not earlier than April 22, 2010 and not later than May 22, 2010. Any such shareholder proposal or director nomination will not appear in the Company’s proxy statement. For both shareholder proposals and director nominations, the proposing shareholder must deliver to the Secretary of the Company at its principal executive office a notice that includes the shareholder’s name, address, and the number of shares of Avnet Common Stock the shareholder owns of record and beneficially. If the shareholder holds shares through a nominee or “street name” holder of record, the shareholder must deliver evidence establishing the shareholder’s indirect ownership of and entitlement to vote the shares. If a shareholder proposes to nominate any person for election as director, the shareholder must also deliver to Avnet a statement in writing setting forth the name of the nominated person, the number of shares of Avnet Common Stock owned of record and beneficially by the nominated person, the information regarding the nominated person as required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, and the nominated person’s signed consent to serve as director of the Company if elected. If the shareholder proposes another matter to be brought before the annual meeting (other than the nomination of a director), the shareholder must also deliver to Avnet the text of the proposal, a brief written statement as to the reasons why the shareholder favors the proposal, and a statement identifying any material interest the shareholder has in the matter proposed (other than as a shareholder). The Company will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the Company does not receive notice by May 22, 2010, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2010 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, Avnet and services that Avnet employs to deliver communications to the shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our Annual Report to shareholders and our proxy statement. Upon written or oral request, Avnet will deliver a separate copy of the Annual Report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Avnet deliver single copies of such documents in the future. Shareholders may notify Avnet of their requests by calling or writing, Avnet, Inc., Attn: Investor Relations, 2211 South 47th Street, Phoenix, Arizona 85034 or 1-888-822-8638 Ext. 7394 and ask for Investor Relations.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW
OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

AVNET APPRECIATES YOUR PROMPT RESPONSE!

THERE ARE THREE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date scheduled for November 5, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date scheduled for November 5, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M17044-P85137-Z50764	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVNET, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends that you vote FOR the following:

Vote on Directors			☐	☐	☐
1.	Election of 9 directors to serve for the ensuing year.
Nominees:
	01) Eleanor Baum	06) Ray M. Robinson
	02) J. Veronica Biggins	07) William P. Sullivan
	03) Lawrence W. Clarkson	08) Gary L. Tooker
	04) Ehud Houminer	09) Roy Vallee
05) Frank R. Noonan

The Board of Directors recommends you vote FOR the following proposal:

Vote on Proposal	For	Against	Abstain

2. Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending July 3, 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS
Thursday, November 5, 2009
11:00 A.M. (MST)
Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034
You may vote through the Internet, by telephone or by mail.
Please read the card carefully for instructions.
However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M17045-P85137-Z50764
AVNET, INC
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on November 5, 2009
The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Roy Vallee and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 11:00 A.M., Mountain Standard Time, at Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, on November 5, 2009, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.
The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election of directors of the nine persons named on the reverse side and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending July 3, 2010 and (ii) to vote, in their discretion, with respect to other such matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponement or adjournment thereof.